Exhibit 21.1

Subsidiaries of the Registrant

Legal Name of Entity	Jurisdiction of Org
AssetMark Financial, Inc.	Arizona
AssetMark, Inc.	California
AssetMark Trust Company	Arizona
AssetMark Retirement Services, Inc.	Pennsylvania
AssetMark Brokerage, LLC	Delaware
Global Financial Private Capital, Inc.	Florida
Global Financial Advisory, LLC	Delaware
WBI OBS Financial, Inc.	Ohio
OBS Holdings, Inc.	Ohio
Voyant, Inc.	Delaware
Voyant UK Ltd	United Kingdom
Voyant Financial Technologies Inc.	Canada
Voyant Australia Pty Ltd	Australia